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                                                                    Exhibit 99.3

August 19, 1999

Boston Properties
599 Lexington Avenue, Suite 1600
New York, New York 10022


Dear Sir or Madam:

This letter confirms my consent to serve as a member of the Board of Directors of Ventiv Health, Inc.


Confirmed:


/s/  Mortimer B. Zuckerman
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Mortimer B. Zuckerman